EXHIBIT 14.1
Ethics and Integrity Policy
An Ethics Guide for Employees of Visteon Corporation

Integrity	Safety

Customer	People

Innovation	Profitability
Citizenship
Leading by Example
Visteon has made great strides shaping into a lean and productive company through restructuring efforts, improving operations and growing our business. This transformation is only made possible through the diligence and a concerted effort of our greatest asset – our employees. Despite the challenging environment in which we operate, one thing must remain steadfast – our employees’ commitment to maintaining the highest degree of integrity and ethical behavior, and to our values as outlined in this policy. This applies to employees at all levels, as well as members of Visteon’s board of directors. I am proud not only that Visteon is making progress, but that we are achieving it by doing things the right way in all aspects of our business.
Every day – whether at work or outside the workplace – our actions create an impression with our customers, our colleagues and our communities. How we conduct ourselves determines how we are viewed. At Visteon, we pride ourselves on operating under the guiding principles that we call our values. They include: innovation, safety, customer, people, profitability and citizenship. Additionally and most importantly, the one value that transcends all others, is integrity.
I urge you to review these important principles outlined in this policy and reflect on how they impact you personally and in your work. I’m confident that by conducting ourselves with integrity, we can maintain high ethical standards while achieving solid business results that will lead to Visteon’s success.
Sincerely,
Donald Stebbins
President and CEO

Visteon Values
INNOVATION
Our people’s creativity and their ability to anticipate the market and leverage technology will give us a competitive advantage.
INTEGRITY
We demand the highest ethical standards of ourselves and others.
SAFETY
We will not compromise in providing a safe work environment for our employees and safe products for our customers.
CUSTOMERS
We will earn the trust and satisfaction of our customers by exceeding their expectations.
PEOPLE
We will create an inclusive work environment where all employees can contribute to their fullest capability.
PROFITABILITY
We are committed to providing value to our shareholders by building a high-performing business.
CITIZENSHIP
We will act to protect the environment and add value to the community.

Visteon Behaviors
Foster a Safe and Healthy Environment
Provide customer solutions that foster safety and environmental health, and safeguard others’ safety above all other priorities.
Demonstrate Business Knowledge
Demonstrate an in-depth understanding of our business, our markets, our internal and external customers, competitors, partners and suppliers.
Demonstrate Accountability
Take action, take responsibility and demonstrate integrity.
Build a Stronger Visteon
Teach, learn and respect others, recognize individual and team contributions, and value diversity.
Communicate Effectively
Build an environment that encourages open dialogue and communicate clearly and directly.

Ethics and Integrity Policy
Employees have an affirmative obligation to report known or suspected violations of the Ethics and Integrity Policy.
Diversity and Inclusion
Visteon is committed to creating and maintaining an environment in which all employees are treated with respect and differences are highly valued.
At Visteon, we work to foster an inclusive environment that provides equal opportunity to our employees, customers, suppliers and the community at large. By creating a corporate culture that is free of harassment or discriminatory treatment of any form, every employee can have the opportunity to contribute fully to the business success of Visteon.
Safety, Health and the Environment
At Visteon, the health and safety of each individual is of primary importance.
Visteon is committed to practices that generate safe workplace actions, conditions and procedures, and we continually work to develop and maintain a safe and healthy operating environment. Visteon also is a responsible corporate citizen, protecting and conserving the natural environment. We comply with all accepted environmental standards – meeting and often exceeding applicable regulatory and legal requirements. We continually are improving our environmental performance, working to minimize the creation of solid and liquid waste and eliminating other practices that could have a harmful impact on the environment. We describe our commitment to social responsibility and sustainable development in a Corporate Sustainability Report that can be found on our corporate Web site at www.visteon.com.
In addition, we encourage and support the involvement of our employees in local environmental issues as they strive to make a difference within our communities through volunteerism and philanthropy.

Product Safety and Quality
Because all our actions can impact Visteon products and services, we all share the commitment to, and responsibility for, safety and quality in the products we make.
Visteon is committed to design, engineer and manufacture products that meet or exceed all applicable laws, regulations, voluntary standards and industry practices. Acknowledging the trust customers and consumers place in us, we strive to produce high-quality products and services with a commitment to continuous improvement in product performance. Through this dedication, we can create products that consistently earn high marks for safety.
Company Property and Information
All employees are responsible for safeguarding Visteon’s assets from misuse or misappropriation, whether those assets are intangible, such as business information and intellectual property, or tangible, such as equipment or supplies.
Company records, property, technical information, communications and business opportunities constitute valuable assets that can be critical to Visteon’s performance and competitive advantage. These materials are the property of the company and – like all assets – should be safeguarded against misuse or misappropriation and used only to further Visteon’s business objectives.
Safeguarding these assets includes taking the appropriate steps to prevent and identify accidental disclosure. These responsibilities and restrictions apply equally to electronic information methods (e-mail, Internet, etc.) and prohibit accessing or creating any electronic communications that contradict Visteon’s personnel policy.
Books, Records and Filings
Employees are required to keep accurate records and provide full, fair, accurate, timely and understandable disclosures in the periodic reports filed by the company with regulators and in our public communications.
Visteon’s relationship with its shareholders and the investment community is built upon our reputation for honesty and integrity in financial and related reporting. We must make every effort to ensure that information contained in documents filed by the company with governmental or regulatory bodies, including the Securities and Exchange Commission, and in other company communications is complete, fair, accurate, timely and understandable. In addition, we are each required to ensure the accuracy of any records we develop or review, including financial records, expense reports and engineering or other technical documents.
It is Visteon’s policy to cooperate in government investigations and inquiries. All subpoenas, summonses, information requests relating to legal proceedings, or other inquiries or communications from a law enforcement officer or agency, a court or a lawyer should be referred immediately to the Legal Department. This includes interview requests, document requests or any other requests about an investigation or litigation.
Destroying or altering a document with the intent to impair the document’s integrity or availability for use in any government investigation or legal proceeding is a crime. Documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit shall not be destroyed for any reason. Any belief that Company records are being improperly altered, destroyed or otherwise treated inconsistently with Visteon’s Record Retention Policy should be reported to the Legal Department.
In addition to being a violation of this policy, efforts to mislead or coerce independent auditors or members of the internal audit staff concerning issues related to audit, accounting or financial disclosure can have serious legal consequences, including criminal penalties.
Intellectual Property, Confidentiality and Privacy
Visteon is often entrusted with confidential or proprietary information by customers, suppliers and other business contacts. This information should be safeguarded in the same manner as Visteon information.
Inventions, ideas and other forms of intellectual property are a vital part of Visteon’s success. As a result, we are diligent about protecting valuable company technology through patents, trade secret protection, copyrights, trademarks or other such methods. Visteon is equally committed to avoiding the unauthorized use of the intellectual property of other companies or individuals.
Visteon also protects corporate data and knowledge through a comprehensive set of Global IT Policies. These policies provide guidance on safeguarding the company’s business information and assets from unauthorized access or disclosure and ensure that information transmitted over our communication systems is properly controlled.

Insider Trading
By protecting confidential and proprietary information from unauthorized disclosure, we not only protect valuable company assets – we also help ensure compliance with insider trading laws.
One example of a misuse of Visteon information and a violation of the law is insider trading. Insider trading occurs when an individual uses material nonpublic information acquired in the course of employment to buy or sell stock or other securities. It is unethical and unlawful to use such information or to disclose it to others (such as family members or friends) who might use it in buying or selling Visteon securities or the securities of any other company. Also prohibited are “tips” about a company with which Visteon might have a pending transaction, such as an acquisition or a strategic alliance, if information about the transaction is not yet known to the public.
Conflicts of Interest
Employees should avoid conflicts between personal and Visteon interests. If actual or apparent conflicts are unavoidable, seek guidance on the best course of action and fully disclose any transaction or relationship that reasonably could be expected to give rise to a conflict.
Employees are expected to exercise good judgment and the highest ethical standards in our activities on behalf of Visteon and also to be mindful that our activities outside the company impact how Visteon is viewed by others. We should avoid any actions, investments or interests which reflect unfavorably on ourselves or the company. More specifically, employees should avoid any action that has the potential or appearance of impacting the company adversely or interfering with our objectivity about what is in Visteon’s best interest.
Examples of potential conflicts of interest include but are not limited to:
•	Having more than a 2.5 percent financial interest in a competitor, customer, supplier or other for-profit entity doing business with Visteon;
•	Outsourcing work to a company in which a relative has a position of leadership or stands to make a monetary gain;
•	Having a consulting, managerial or employment relationship with a competitor, customer, supplier or other entity doing business with the company;
•	Acquiring property rights that Visteon has or may reasonably have an interest in;
•	Accepting gifts, entertainment or other favors of more than nominal value (which in no case should exceed a fair market value of $50.00 U.S.) from those who do business – or seek to do business – with Visteon;
•	Accepting cash, product or service discounts, loans or co-signature arrangements for you or your family from such individuals;
•	Accepting offers to pay for travel, lodging

or similar accommodations;
•	Soliciting any gifts, entertainment or other favors;
•	Any form of adult entertainment.
Employees also must be aware of customer and supplier policies regarding gifts and entertainment, and abide by such policies.
Visteon recognizes that some forms of corporate-sponsored entertainment can be a legitimate way to build stronger working relationships. Keep in mind that business entertainment should be legal, reasonable, infrequent and justifiable. A modest business lunch or dinner, which is occasionally picked up by one party, is generally acceptable, but a standing lunch or dinner date in which the supplier always pays is not. Season tickets to a sporting event also would not be appropriate, but an occasional invitation to such events is acceptable. Gifts of alcohol are not allowed in many countries. Any questions regarding the appropriateness of a gift or favor, or an offer of entertainment should be directed to the Legal Department.
Fair Dealing and Competition
We seek to compete strongly and deal fairly. We avoid taking unfair advantage through manipulation, theft, concealment, abuse of confidential information, misrepresentation or other unfair practices.
Visteon policy, as well as antitrust laws, prohibits price fixing, unfair competition or any other activity which unfairly impacts or restricts competition in the marketplace. Seeking or receiving competitive information or gaining a competitive advantage through illegal means is prohibited. Activities that might give rise to violations of antitrust laws and a breach of Visteon policy include, but are not limited to:
•	Discussions with competitors about prices, costs, production levels, bids or bidding practices, territories, limits on import or export, distribution channels or customers;
•	Restrictions on a customer’s ability to sell or lease a product at or above price.
Antitrust and fair dealing issues can be very complex. Determining what action is permissible and what is improper can be highly technical and dependent on market structure. Whenever any doubt exists, please contact the Legal Department.
International Business and Governmental Regulations
It is expected that all employees, including agents and representatives of Visteon, will comply with all applicable laws in every country in which Visteon does business, as well as with all applicable laws against discrimination and harassment and laws prohibiting child and forced labor.
One of the most significant laws that will be encountered by persons involved in government or international business markets is the Foreign Corrupt Practices Act (FCPA). The FCPA applies to all employees or other representatives of Visteon anywhere in the world where Visteon does business. The FCPA prohibits offers of, or payments to, foreign officials, political parties or candidates for political office, to obtain preferential governmental treatment. This prohibition extends beyond monetary payments and includes offering anything of value not only to government officials, but also to their representatives or family members. Under certain limited circumstances, nominal payments to facilitate government services to which Visteon is legally entitled are not in violation of the FCPA.
Even to the extent that such payments may be legal and customary in a particular country in which Visteon does business, they may not be made without advance approval of the Legal Department. Legal Department approval is also required whenever Visteon employees or other representatives are contemplating giving gifts or political or charitable contributions to government representatives or foreign officials.
Several laws restrict the countries in which Visteon can operate, as well as the information or products that it can export. Before making a business entry into any new country, consult the Legal Department.
Summary
Integrity is about people doing the right thing – not looking for personal gain or to reward others by taking advantage of ambiguity or uncertainty in the law or in this policy. We are each expected to not only champion the policy, but also to protect it – questioning and reporting any practice or activity that conflicts, or appears to conflict, with the company’s ethical standards. Those who report suspected violations of this policy will help further the business interests of Visteon and ensure that the public continues to regard Visteon as a company committed to integrity.
Visteon encourages the communication of concerns relating to the lawful and ethical conduct of business, and financial reporting, accounting practices, internal controls or audits. It is Visteon’s policy to protect those who communicate bona fide concerns from any retaliation for such reporting. Confidential and anonymous mechanisms for reporting concerns are available and are described below.
All employees, including company executives, officers and senior level managers, as well as members of Visteon’s board of directors, are expected to conduct their activities in compliance with this policy. Those who engage in conduct that is contrary to the ethical standards set forth in the policy may be subject to discipline, up to and including, termination of employment. In addition, if circumstances warrant, the company may notify the appropriate authorities.
If you are in a situation that you believe may involve or lead to a violation of this policy, you have a duty to disclose the situation and seek guidance.
Employees who have questions or concerns regarding compliance should discuss them with their managers, Human Resources, or John Donofrio, senior vice president, general counsel and chief compliance officer.
A global hotline is available as a resource for resolving any questions or concerns employees might have about Visteon’s ethical standards and for communicating with the audit committee of Visteon’s board of directors if discussions with management, Human Resources or the Legal Department have not resulted in a satisfactory resolution, or if there is concern about using such avenues of communication.
This policy constitutes the Company’s Code of Business Conduct and Ethics in compliance with the requirements of the New York Stock Exchange and Section 406 of the Sarbanes Oxley Act of 2002 and is designed to promote honest, ethical and lawful conduct by all directors and employees (including officers) of the Company. Any waivers of this policy for directors and executive officers may be made only by the Board of Directors. Any such waivers shall be promptly disclosed to shareholders as required by applicable law and/or stock exchange regulation.
Call-out box:
Reports of policy violations or suspected violations can be made by calling the appropriate Visteon’s ethics hotline based on country of origin.

Country	Dialing Pattern
United States	866-218-5326
Canada	866-218-5326
Argentina	0-800-444-1034
Australia	1-800-67-6184
Brazil	0800-891-3682
Czech Republic	800-142-551
China	10-800-711-0332
China	10-800-110-0332
Germany	0-800-180-0783
Hungary	06-800-15-294
Japan	00531-11-4853
Japan (ITJ)	0044-22-112455
Korea (KTA)	00798-1-1-008-1450
Korea (DACOM)	00308-11-0459
Mexico	001-866-218-6326
Philippines	1-800-1-111-0912
Portugal	800-8-11129
Spain	###-##-####
Sweden	###-##-####
Thailand	001-800-11-008-1450
Taiwan	00801-10-3989
United Kingdom (BT)	0800-917-0538
United Kingdom (MCL)	0800-056-4513
Italy	800-784872
India	000-800-100-1042
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111 USA
June 2008